Exhibit 99.1

EcoloCap Solutions Provides Shareholder Update on Battery Technologies

Barrington, IL – March 30, 2010 – EcoloCap Solutions Inc. (OTC-BB: ECOS), an integrated and complementary network of environmentally-focused technology companies that utilize advanced nanotechnology to design, develop, manufacture and sell cleaner alternative energy products, is pleased to address the investment community with an update in regards to its revolutionary, nanotechnology-enhanced battery products – the Lithium-X battery and the CNT battery.

“Our company received tremendous interest in our battery technologies from potential customers and strategic partners,” said EcoloCap Solutions, Inc. CEO Michael Siegel. “In Q1 2010 management has been laser focused on bringing the Lithium-X battery to market as quickly as possible. In order to maximize shareholder value we are developing the Lithium X battery since the production facilities are more economical to produce and we can sell the products at a higher profit margin.

“Our immediate plan is to produce 65 hand-made Lithium-X batteries to deliver to testing facilities and customers for destructive and lifecycle testing. Subsequently, we plan to begin the construction of a manufacturing facility to produce Lithium-X batteries within the next three months, which will be followed by CNT battery manufacturing lines within the next nine months. We are also actively seeking joint ventures or other partnerships to quickly bring these products to market.

“The Lithium-X battery can be used in a number of high growth industries, to date our focus has been on the multi-billion dollar uninterrupted power supply (UPS) market. For example, cellular towers looking to efficiently draw power from the electric grid can use battery power during expensive peak hours and grid power when electricity is cheaper during off hours. We estimate the market for these applications to be more than 500,000 8V 960Ahr batteries per year.

 “Independent testing has proven that our Lithium-X batteries are the best in the market, and we are working diligently to commercialize them and the company has already received substantial conditional orders and has a pipeline of interested parties. EcoloCap remains dedicated to maintaining as much transparency as possible and generating significant shareholder value.”

About EcoloCap, Inc.

EcoloCap Solutions Inc. (ECOS)  and its subsidiaries Micro Bubble Technologies Inc. ("MBT"), K-MBT Inc. (Korea) and EcoloCap Solutions Canada Inc., are an integrated network of environmentally focused technology companies that mainly utilize nanotechnology to develop efficient alternative energy solutions. Their portfolio of products and services include MBT's Carbon Nano Tube (CNT) and Nano Lithium rechargeable batteries that surpass the performance of batteries in the market today, MBT's M-Fuel, a breakthrough suspension fuel for diesel and heavy oil applications that greatly reduces cost and the emission of harmful gases, and EcoloCap Solutions Canada Inc. which offers Carbon Credit UN Certification and trading services. For additional information, please visit the EcoloCap website, http://www.EcoloCap.com.

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.

Contacts:

EcoloCap Solutions Inc.
866-479-7041
847-919-8440 (FAX)
Info@EcoloCap.com
www.EcoloCap.com